Exhibit 99.1

IMAC Holdings First Quarter 2019 Financial Results Feature Significant Revenue Increase

BRENTWOOD, Tenn. (May 15, 2019) – IMAC Holdings, Inc. (Nasdaq: IMAC) (“IMAC” or the “Company”), a provider of Innovative Medical Advancements and Care, specializing in regenerative rehabilitation orthopedic treatments without the use of surgery or opioids, announces financial results for the three months ended March 31, 2019. Financial results for the first quarter reflect the acquisitions of IMAC Regeneration Center of Kentucky, IMAC Regeneration Center of St. Louis and Advantage Therapy, bringing the total number of IMAC locations to 11 as of March 31, 2019, compared with two locations as of March 31, 2018.

Highlights from the first quarter of 2019 include the following (all comparisons are with IMAC for the first quarter of 2018, unless otherwise indicated):

●	Total patient revenues were $7.3 million, compared with $0.5 million
●	Net revenues were $2.8 million, compared with $0.3 million
●	Net loss was $1.6 million or $0.27 per share, compared with a net loss of $0.4 million or $0.09 per share
●	Patient visits were 30,824, compared with 1,698 patient visits
●	Procedure volumes were 74,340, compared with 5,011
●	Completed an underwritten initial public offering (“IPO”) of common stock and warrants, raising gross proceeds of $4.3 million
●	Cash as of March 31, 2019 was $3.1 million, compared with $0.2 million as of December 31, 2018
●	Engaged legendary NFL Coach Mike Ditka as brand ambassador for the Company’s expansion into Chicago

Additional highlights since the end of the first quarter include:

●	Completed the acquisition of three clinics in the Chicago suburbs, bringing the total number of clinics owned and/or operated by IMAC to 14

Management Commentary

“We continued aggressive implementation of our business plan during the first quarter, and I am very pleased with the momentum we have established, particularly since our IPO in February,” said Jeff Ervin, IMAC’s chief executive officer. “Because our financial results include the addition of nine clinics since the first quarter of last year, it is difficult to present meaningful comparisons. However, we believe the volume of patient visits is evidence of exceptional performance and bodes well for 2019. Note also that the first quarter tends to have the most seasonality as insurance deductibles reset in January and patient visits are often impacted by winter weather.

“We immediately put some of our IPO proceeds to work to generate patient awareness via increased marketing. In addition, we used our common stock as currency to complete the acquisition of a practice management group that manages three clinics in the northern Chicago suburbs. These clinics had 2018 net revenue of $5.0 million and net income of $0.8 million, and founder of these clinics, Dr. Jason Y Hui, is now Vice President of Business Development at IMAC. We have long viewed the Chicago area as a prime market for expansion, and we expect to complete the rebranding of these clinics utilizing brand ambassador Mike Ditka in July.

“Looking towards the balance of the year,” Mr. Ervin added, “we expect to enter new geographies and have identified clinics for acquisition, including several with outstanding letters of intent. We will continue to drive growth via engagement with local brand ambassadors and expect marketing efficiencies via our anchor and satellite business model as we grow the business. We expect material success in the second half of the year with our new corporate accounts initiative that targets the corporate self-insured market,” Mr. Ervin concluded.

First Quarter 2019 Financial Results

Patient revenues for the first quarter of 2019 were $7.3 million, compared with $0.5 million for the prior-year first quarter, and net patient revenues for the first quarter of 2019 were $2.8 million, compared with $0.2 million for the first quarter of 2018. The increase was primarily due to the acquisitions of IMAC of Kentucky, IMAC of Missouri and Advantage Health during 2018. Total revenue was $2.8 million for the first quarter of 2019, compared with $0.3 million for the first quarter of 2018, which included management fees of $34,000.

Cost of revenues were $0.4 million for the first quarter of 2019, compared with $0.04 million for the first quarter of 2018, with the increase primarily attributable to the Company’s 2018 acquisitions.

Salaries and benefit expense were $2.1 million and $0.5 million for the first quarters of 2019 and 2018, respectively. The increase is attributable to acquisitions, costs related to the IPO and costs of being a public company. Acquisition salaries and benefit expense was $1.4 million for the first quarter of 2019, with no acquisition-related salaries and benefit expense in the first quarter of 2018. Advertising and marketing expense was $0.4 million for the first quarter of 2019, compared with $0.09 million for the first quarter of 2018. Advertising for acquisitions was $0.2 million, compared with $0 in the prior year. General and administrative expense was $1.0 million for the first quarter of 2019, compared with $0.2 million for the first quarter of 2018, with $0.4 million of this increase due to acquisitions.

Depreciation and amortization expense was $0.3 million for the first quarter of 2019, compared with $0 a year ago. The increase was due to amortization costs associated with the acquisitions of IMAC of Kentucky, IMAC Regeneration Center of St. Louis and Advantage Therapy.

Net loss attributable to IMAC was $1.6 million or $0.27 per share for the first quarter of 2019, compared with a net loss attributable to IMAC of $0.4 million or $0.09 per share for the first quarter of 2018. The increase includes IPO and public-company costs, and restructuring of facility-level resources to the corporate level to prepare for anticipated growth.

The Company had cash and cash equivalents of $3.1 million as of March 31, 2019, compared with $0.2 million as of December 31, 2018. The increase was primarily due to IPO net proceeds of approximately $3.8 million.

About IMAC Holdings, Inc.

IMAC Holdings was created in March 2015 to expand on the footprint of the original IMAC Regeneration Center, which opened in Kentucky in August 2000. IMAC Regeneration Centers combine life science advancements with traditional medical care for movement-restricting diseases and conditions. It owns or manages outpatient clinics that provide regenerative, orthopedic and minimally invasive procedures and therapies. It has partnered with several active and former professional athletes, opening two Ozzie Smith IMAC Regeneration Centers, two David Price IMAC Regeneration Centers, and a Tony Delk IMAC Regeneration Center. Three Mike Ditka IMAC Regeneration Centers are expected to open by July 2019. IMAC’s outpatient medical clinics emphasize its focus around treating sports and orthopedic injuries without surgery or opioids.

Safe Harbor Statement

This press release contains forward-looking statements. These forward-looking statements, and terms such as “anticipate,” “expect,” “believe,” “may,” “will,” “should” or other comparable terms, are based largely on IMAC’s expectations and are subject to a number of risks and uncertainties, certain of which are beyond IMAC’s control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the skills and experience necessary to meet customers’ requirements, and its ability to protect its intellectual property. IMAC encourages you to review other factors that may affect its future results in its registration statement and in its other filings with the Securities and Exchange Commission. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact occur.

More information about IMAC Holdings, Inc. is available at www.imacregeneration.com

IMAC Press Contact:

Laura Fristoe

lfristoe@imacrc.com

Investors
LHA Investor Relations
Kim Sutton Golodetz
(212) 838-3777

kgolodetz@lhai.com

(Tables to follow)

IMAC HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2019	2018

Patient revenues	$7,289,022	$532,872
Contractual adjustments	(4,519,194)	(298,619)
Total patient revenue, net	2,769,828	234,253

Management fees	-	33,600
Total revenue	2,769,828	267,853

Operating expenses:
Patient expenses	436,129	37,134
Salaries and benefits	2,064,623	446,796
Share-based compensation	3,749	3,749
Advertising and marketing	347,016	93,178
General and administrative	977,369	239,692
Depreciation and amortization	285,567	31,268
Total operating expenses	4,114,453	851,817

Operating loss	(1,344,626)	(583,964)

Other income (expense):
Interest income	-	3,312
Other (loss)	(15,955)	-
Beneficial conversion interest expense	(639,159)	-
Interest expense	(30,671)	(23,552)
Total other (expenses)	(685,785)	(20,240)

Loss before equity in (loss) of non-consolidated affiliate	(2,030,410)	(604,204)

Equity in (loss) of non-consolidated affiliate	-	(85,651)

Net loss before income taxes	(2,030,410)	(689,855)

Income taxes	-	-

Net loss	(2,030,410)	(689,855)

Net loss attributable to the non-controlling interest	431,223	285,191

Net loss attributable to IMAC Holdings, Inc.	$(1,599,187)	$(404,664)

Net loss per share attributable to common stockholders
Basic and diluted	$(0.27)	$(0.09)

Weighted average common shares outstanding
Basic and diluted	5,918,856	4,533,623

IMAC HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash	$3,065,553	$194,316
Accounts receivable, net	665,080	303,630
Due from related parties	-	-
Other assets	400,959	170,163
Total current assets	4,131,592	668,109

Property and equipment, net	3,221,183	3,333,638

Other assets:
Goodwill	2,042,125	2,042,125
Intangible assets, net	4,126,748	4,257,434
Deferred IPO Costs	-	335,318
Security deposits	441,473	438,163
Right of use asset	4,027,124	-
Total other assets	10,637,470	7,073,040

Total assets	$17,990,245	$11,074,787

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable and accrued expenses	$1,548,220	$1,261,582 *
Acquisition liabilities	10,000	7,259,208
Patient deposits	939,772	454,380
Due to related parties	-	-
Notes payable, current portion	3,032,686	4,459,302
Capital lease obligation, current portion	16,920	16,740
Line of credit	229,961	379,961
Operating lease	724,587	-
Total current liabilities	6,502,146	13,831,173

Long-term liabilities:
Notes payable, net of current portion	276,854	317,291
Capital Lease Obligation, net of current portion	79,740	84,038
Deferred Rent	185,022	197,991
Lease Incentive Obligation	549,695	576,454
Operating lease, net of current portion	3,310,403	-

Total liabilities	10,903,860	15,006,947

Stockholders’ equity (deficit):
Preferred stock - $0.001 par value, 5,000,000 authorized, nil issued and outstanding	-	-
Common stock; $0.001 par value, 30,000,000 authorized, 7,252,923 and 4,533,623 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively	7,253	4,534
Additional paid-in capital	14,280,204	1,233,966
Accumulated deficit	(5,144,009)	(3,544,820)
Non-controlling interest	(2,057,063)	(1,625,840)
Total stockholders’ equity (deficit)	7,086,385	(3,932,160)

Total liabilities and stockholders’ equity (deficit)	$17,990,245	$11,074,787

* This number has been corrected consistent with the Company’s Quarterly Report on Form 10-Q. The number which appeared in the original press release was 1,261,586.

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